Exhibit 99.1
SOLUTIA LOGO

Solutia Inc.
575 Maryville Centre Drive
St. Louis, Missouri 63141

P.O. Box 66760
St. Louis, Missouri 63166-6760

FOR IMMEDIATE RELEASE

Media: Dan Jenkins (314) 674-8552
Investors: Susannah Livingston (314) 674-8914

Solutia Mails Ballots and Solicitation Materials to Creditors

Voting on Plan of Reorganization to Continue Through November 26

ST. LOUIS – October 29, 2007 -- Solutia Inc. (OTCBB: SOLUQ), a leading manufacturer and provider of high-performance specialty materials and chemicals, today announced that it has mailed the ballots and solicitation materials to the creditors and equity security holders entitled to vote on its plan of reorganization.  The voting deadline is Nov. 26, 2007, at 5 p.m. Eastern Time.  The court has scheduled the confirmation hearing for Nov. 29, 2007.

The solicitation materials contain detailed instructions on the voting process.  However, questions may be directed to Financial Balloting Group LLC at 800-809-3247.

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Forward Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in Solutia’s most recent Annual Report on Form 10-K, under “Cautionary Statement About Forward Looking Statements,” Solutia’s quarterly reports on Form 10-Q, and in filings with the U.S. Bankruptcy Court in connection with the Chapter 11 case of Solutia Inc. and 14 of its U.S. subsidiaries. These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com.  The bankruptcy court filings can be accessed by visiting www.trumbullgroup.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Corporate Profile

Solutia (http://www.Solutia.com) uses world-class skills in applied chemistry to create value-added solutions for customers, whose products improve the lives of consumers every day.  Solutia is a world leader in performance films for laminated safety glass and after-market applications; chemicals for the rubber industry; specialties such as heat transfer fluids and aviation hydraulic fluid; and an integrated family of nylon products including high-performance polymers and fibers.
Solutia ... Solutions for a Better Life.

Source: Solutia Inc.

St. Louis

10/29/07